 Exhibit 21.1
List of Subsidiaries of the Registrant

MVP MS Cedar Park 2012, LLC

MVP MS Red Mountain 2013, LLC

MVP Real Estate Holdings, LLC (Nevada)

MVP PF Ft. Lauderdale, LLC (Nevada)

MVP PF Memphis Court, LLC (Nevada)

MVP PF Memphis Poplar, LLC (Nevada)

MVP PF Kansas City, LLC (Nevada)

MVP PF St. Louis, LLC (Nevada)

Mabley Place Garage, LLC (Delaware)

MVP Denver Sherman; LLC

MVP Fort Worth Taylor, LLC

MVP Milwaukee Old World, LLC

MVP St. Louis Convention Plaza, LLC

MVP Houston Saks Garage, LLC

MVP St. Louis Lucas, LLC

MVP Milwaukee Wells, LLC

MVP Wildwood NJ Lot, LLC

MVP Indianapolis City Park Garage, LLC

MVP Cherry Lot, LLC

MVP Indianapolis Washington Street Lot, LLC